SECOND AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment"), is entered into as of the 23rd day of May, 2003, by and among NORTHLAND CRANBERRIES, INC. (the "Company"), U.S. BANK NATIONAL ASSOCIATION ("U.S. Bank"), ST. FRANCIS BANK, F.S.B. ("St. Francis Bank") and ARK CLO 2000-1 LIMITED ("ARK"). U.S. Bank, St. Francis Bank and ARK shall sometimes be referred to individually herein as a "Bank" and collectively as the "Banks".

                                 R E C I T A L S

     The Company and the Banks are parties to that certain Amended and Restated Credit Agreement dated as of November 6, 2001 as amended on March 27, 2003 (the "Credit Agreement"). The Company has agreed with Cliffstar Corporation ("Cliffstar") to settle the lawsuit filed by the Company against Cliffstar in the U.S. District Court for the Northern District of Illinois (the "Cliffstar Litigation") and will receive $28,750,000 from Cliffstar in connection with such settlement, of which $9,352,622.46 has been paid and the balance of $19,397,377.54 is to be paid no later than May 30, 2003. The Banks have agreed to accept from the settlement proceeds less than the full amount payable under the Cliffstar Note as full payment if, but only if, the remaining settlement proceeds are received in the Company's account designated below on or before May 30, 2003. The Company and the Banks wish to amend the Credit Agreement as hereinafter described to reflect the application of such settlement proceeds to various obligations of the Company, to agree upon the terms upon which the Cliffstar Note shall be cancelled and to reaffirm the Banks' continuing security interests in other amounts payable to the Company by Cliffstar.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given such terms in the Credit Agreement.

     2. Application of Settlement Amount. The Company warrants and represents that a true and correct copy of the Settlement Agreement between Cliffstar and the Company evidencing the settlement of the Cliffstar Litigation and the Supplemental Agreement to such Settlement Agreement and any other modification thereto is attached hereto as Exhibit A (the "Settlement Agreement"). The Company covenants and agrees that the $28,750,000 settlement amount payable by Cliffstar to the Company under the Settlement Agreement (the "Settlement Proceeds") shall be applied by the Company to those outstanding obligations of the Company as detailed in Exhibit B attached hereto and the Banks hereby consent to such use of the Settlement Proceeds. Cliffstar has already wire transferred $9,356,622.46 of the Settlement Proceeds into, and been directed to wire transfer on or prior to May 30, 2003, the remaining $19,397,377.54 of the Settlement Proceeds into, the Company's Account No. 199608340 for further credit to Foothill Capital Corporation (in its capacity as agent, together with such lenders from time to time parties to the Loan Agreement between Foothill Capital Corporation and the Company dated November 6, 2001, referred to as "Foothill"). The Company shall direct Foothill to, within one (1) Business Day after receipt of the remaining $19,397,377.54 of the Settlement Proceeds in such account, wire transfer the amount of $9,750,000 to the Agent in accordance with the wire transfer instructions set forth in Exhibit C attached hereto for the ratable benefit of the Banks as a mandatory prepayment of the Term Loan. Such prepayment shall be applied to installments of principal due under the Term Notes in the inverse order of their installments as required under Section 3.3(b) of the Credit Agreement. The Banks acknowledge and agree that, upon receipt by the Company of a wire transfer from Cliffstar in the aggregate amount of $19,397,377.54 into Company's Account No. 199608340 for further credit to Foothill on or before May 30, 2003, the Cliffstar Note shall be deemed paid in full and the same may be delivered to the Company for cancellation. If, for any reason, payment of the remaining $19,397,377.54 of the Settlement Proceeds is not paid as described herein on or before May 30, 2003, the Banks' agreement to accept $9,750,000 as full payment of its rights in and to the Cliffstar Note and to deliver the Cliffstar Note for cancellation shall each be null and void and of no force and effect for any purpose whatsoever.

     3. Other Cliffstar Payments. Notwithstanding the cancellation of the Cliffstar Note on the terms provided herein, the Company may at any time or times after the date hereof receive other Cliffstar Payments consisting of (i) an Earnout Termination Payment or (ii) a payment on the Earnout Amount (including, without limitation, any Annual Earnout Amount). The Company acknowledges and agrees that, in accordance with Section 3.3(b) of the Credit Agreement, it shall, within one (1) Business Day after receipt by the Company of each additional Cliffstar Payment, pay the Agent for the ratable benefit of the Banks, as a mandatory prepayment of the Term Loan, a sum equal to the Cliffstar Payment then received by the Company. Such prepayments shall be applied to installments of principal due under the Term Notes in the inverse order of their installments.

     4. Collateral. The Company and the Banks acknowledge and agree that the term "Proceeds" as used in the Amended and Restated Collateral Pledge Agreement dated as of November 6, 2001, by the Company in favor of the Agent (the "Pledge Agreement") shall include, without limitation, $14,500,000 of the remaining $19,397,377.54 of the Settlement Proceeds which is attributable to payment of the Cliffstar Note (if the remaining $19,397,377.54 of the Settlement Proceeds are paid to the Company as provided in Section 2 hereof on or before May 30,
2003), and the right to pursue collection under the Settlement Agreement (provided that the Agent's right to pursue such collection shall be subject to the terms and conditions of the Pledge Agreement). If the remaining $19,397,377.54 of the Settlement Proceeds are paid to the Company as provided in
Section 2 hereof on or before May 30, 2003, the term "Proceeds" as used in the Pledge Agreement shall not include $4,897,377.54 of the remaining $19,397,377.54 of the Settlement Proceeds. If the remaining $19,397,377.54 of the Settlement Proceeds are not paid to the Company on or before May 30, 2003, as provided in
Section 2 hereof, then (i) the Company acknowledges and agrees that the term "Proceeds" as used in the Pledge Agreement shall include, without limitation, all Settlement Proceeds payable after May 30, 2003, if recovery is made under the Settlement Agreement, and (ii) nothing contained in this Agreement or otherwise shall be deemed to limit the Banks' rights in and to the full amount of the Cliffstar Note and to pursue all rights and remedies available with respect to the Cliffstar Note as provided in the Pledge Agreement (and subject to the Intercreditor Agreement with Foothill) whether under the Settlement Agreement or otherwise. The Company acknowledges and agrees

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

that the obligations of the Company under the Credit Agreement shall continue to be secured by, among other things, a valid and perfected priority lien in certain amounts payable to the Company under the Cliffstar Purchase Agreement pursuant to the terms of the Amended and Restated Security Agreement by the Company in favor of Agent for itself and for the benefit of the Banks, as the same may be further amended or restated from time to time. The Company warrants and represents that a prior lien granted to Foothill in amounts payable under the Cliffstar Purchase Agreement will be satisfied in full and terminated upon receipt by Foothill of that portion of the Settlement Proceeds as detailed on Exhibit B attached hereto.

     5. Representations and Warranties. To induce the Banks to enter into this Amendment, the Company represents and warrants to the Banks, which representations and warranties shall survive the execution hereof, as follows:

          (a) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law applicable to the Company, or any charter or Bylaw provision of the Company or any order, judgment or decree of any court or other agency of government or any indenture or material agreement of or affecting the Company or to any of its Properties; and

          (b) The Credit Agreement as amended as of the date hereof is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors' rights generally; and (ii) any equitable principles relating to or limiting the rights of creditors generally.

     6. Conditions. The effectiveness of the amendments and the consents stated in this Amendment are subject to each of the following conditions precedent or concurrent:

          (a) No Default. No Default or Event of Default under the Credit Agreement, as amended hereby, shall have occurred or be continuing.

          (b) Foothill Acknowledgment. Foothill shall have executed the Acknowledgement and Agreement in the form attached hereto as Exhibit D, the Company shall have executed the authorization at the end of such Acknowledgment and Agreement and the same shall be in full force and effect without any change or modification in the provisions thereof.

     7. Miscellaneous.

          (a) Costs and Expenses. As provided in Section 10.4 of the Credit Agreement, the Company shall pay, on demand, all reasonable out-of-pocket costs and expenses of the Agent and the Banks in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith, including the fees and expenses of counsel for the Agent with respect to all of the foregoing.

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

          (b) Binding Nature. This Agreement shall be binding upon each of the Company and its successors and assigns and shall inure to the benefit of the Agent and each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of an interest in the Term Notes.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

          (d) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one and the same document.

          (e) References. Any reference to the Credit Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

          (f) Breach. A breach of this Amendment shall constitute a breach of the Credit Agreement and the Bank shall be entitled to all rights and remedies thereunder.

          (g) Continued Effectiveness. The Credit Agreement, as amended hereby, and each of the other Loan Documents remains in full force and effect and shall continue to govern the parties thereto.


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

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

                                   NORTHLAND CRANBERRIES, INC.


                                   By: /s/ John Swendrowski
                                      ------------------------------------------
                                      John Swendrowski, CEO

                                   U.S. BANK NATIONAL ASSOCIATION


                                   By: /s/ John Stichnoth
                                      ------------------------------------------
                                      John Stichnoth, Vice President


                                   ST. FRANCIS BANK, F.S.B


                                   By: /s/ Paul W. Jelacic
                                      ------------------------------------------
                                      Paul W. Jelacic, Vice President

                                   ARK CLO 2000-1 LIMITED

                                   By: Patriarch Partners, LLC
                                        Its Collateral Manager


                                       By: /s/ Lynn Tilton
                                          --------------------------------------
                                          Name:  Lynn Tilton
                                          Title:  Manager


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